UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2007

Wentworth II, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-52040	84-1581779
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

936A Beachland Blvd., Suite 13, Vero Beach, FL 32963
(Address of principal executive offices)

Registrant’s telephone number, including area code (772) 231-7544

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFP 230.425)

☐	Soliciting material pursuant to Rule 14A-12 of the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2007, Wentworth II, Inc. (the “Company”) and Omnia Luo Group Limited, a British Virgin Islands incorporated company (“Omnia Luo”) entered into a placement agreement (the “Placement Agreement”) with a placement agent (“Placement Agent”). Pursuant to the terms of the Placement Agreement, Placement Agent will serve as an agent for the private offering (the “Offering”) of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and warrants to purchase additional shares of Common Stock at 125% of the offering purchase price (the “Warrants”). The minimum size of the Offering is 3,200,000 Shares and Warrants to purchase up to an aggregate of 3,200,000 shares of Common Stock for an aggregate purchase price of $4,000,000. The maximum size of the Offering is 4,800,000 Shares and Warrants to purchase up to an aggregate of 4,800,000 shares of Common Stock for an aggregate purchase price of $6,000,000. The Company has agreed to pay Placement Agent a commission equal to 7.75% of the aggregate gross proceeds resulting from the sale of Common Stock and Warrants and to issue to Placement Agent or its designee non-redeemable, five-year warrants to purchase shares of Common Stock equal to 10% of the number of Shares sold in the Offering, with an exercise price of $1.5625 per share. The Company will also pay Placement Agent a non-accountable expense allowance equal to 1.50% of the aggregate gross proceeds of Offering. The Placement Agreement contains other usual and customary terms and conditions including the Company’s agreement to indemnify Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Prior to the closing of the Offering, the Company and Omnia Luo shall have completed the transactions under a certain exchange agreement which is expected to be entered into by and among the stockholders of Omnia Luo, the Company and certain stockholders of the Company (the “Contemplated Exchange Agreement”). As of the date of this report, Omnia Luo, the Company and the Company’s stockholders have not entered into the Contemplated Exchange Agreement.

The Placement Agreement may be terminated by (a) Omnia Luo for any reason by notice to the Placement Agent and (b) the Placement Agent by notice to Omnia Luo (i) if, Omnia Luo shall materially breach any of its representations and warranties in the Placement Agreement or shall fail to fulfill its covenants and agreements contained in the Placement Agreement on or prior to the end of the Offering Period (as defined in the Placement Agreement); (ii) if at or prior to the Closing Date (as defined in the Placement Agreement) there shall have been a material escalation of hostilities between the United States and any foreign country (other than Iraq), or any other material insurrection or armed conflict involving the United States which, in the reasonable judgment of the Placement Agent after consultation with Omnia Luo, makes it impracticable or inadvisable to offer or sell the Shares of Common Stock and Warrants; or (iii) if there shall be any material litigation or regulatory action, pending or threatened in writing against or involving Omnia Luo, which, in the reasonable judgment of the Placement Agent after consultation with Omnia Luo, makes it impracticable or inadvisable to offer or deliver the units on the terms contemplated by the Placement Agreement. The Placement Agreement shall automatically terminate at the end of the Offering Period in the absence of a closing.

Omnia Luo designs, markets, distributes and sells women’s clothing, with an emphasis on fashionable business casual wear. Omnia Luo’s apparel is marketed under the brand names of OMNIALO and OMNIALUO (collectively referred to herein as the “OMNIALUO brands” or “OMNIALUO brand names”) through a network of over 130 retail stores across the People’s Republic of China (“China”). Omnia Luo offers a complete line of business casual women’s wear, including bottoms, tops, and outerwear, as well as accessories, under the OMNIALUO brand names.

The Shares and Warrants offered will not be or have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

There can be no assurances that the Offering or the transactions under the Contemplated Exchange Agreement or any similar transaction will ever be consummated.

This Current Report on Form 8-K is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed as part of this report:

Exhibit
Number	Description
10.1	Placement Agreement by and among Wentworth II, Inc., Omnia Luo Group Limited and Placement Agent, dated September 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENTWORTH II, INC.

Date: September 20, 2007	By:	/s/ Kevin R. Keating
Name: Kevin R. Keating
Title: President